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      FORM 4                                               OMB APPROVAL
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                                                  OMB Number:          3235-0287
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935 or
            Section 30(h) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
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1. Name and Address of Reporting Person*

Baur                 Andrew                   N.
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(Last)               (First)               (Middle)

13205 Manchester Road
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(Street)

St. Louis               MO                 63131
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(City)               (State)               (Zip)

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2. Issuer Name AND Ticker or Trading Symbol

Mississippi Valley Bancshares, Inc. (MVBI)
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

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4. Statement for Month/Day/Year

September 19, 2002
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5. If Amendment, Date of Original (Month/Day/Year)

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6. Relationship of Reporting Person(s) to Issuer
             (Check all applicable)

[ X ]   Director                             [ X ]   10% Owner
[ X ]   Officer (give title below)           [   ]   Other (specify below)

Chairman and CEO
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7. Individual or Joint/Group Filing (Check Applicable Line)

  X   Form filed by One Reporting Person
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      Form filed by More than One Reporting Person
-----
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
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                                    Table I -- Non-Derivative Securities Acquired, Disposed of,
                                                        or Beneficially Owned
====================================================================================================================================
                                                                                                               6.
                                                                4.                             5.              Owner-
                                                                Securities Acquired (A) or     Amount of       ship
                                                   3.           Disposed of (D)                Securities      Form:    7.
                                    2A.            Transaction  (Instr. 3, 4 and 5)            Beneficially    Direct   Nature of
                      2.            Deemed         Code         ------------------------------ Owned Following (D) or   Indirect
1.                    Transaction   Execution      (Instr. 8)                   (A)            Reported        Indirect Beneficial
Title of Security     Date          Date, if any   ------------     Amount      or    Price    Transaction(s)  (I)      Ownership
(Instr. 3)            (Month/       (Month/         Code     V                  (D)            (Instr. 3       (Instr.  (Instr. 4)
                      Day/Year)     Day/Year)                                                  and 4)          4)
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Common Stock           9/19/02                      X             1,500          A    $32.8125                          As TTEE of
                                                    X             7,000          A    $23.8750 1,032,539        I       Trust for
                                                                                                                        self
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Common Stock                                                                                     100,000        I       By Limited
                                                                                                                        Partnership
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Common Stock                                                                                      27,880        I       By issuer's
                                                                                                                        401(k) Plan
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Common Stock                                                                                      10,456        I       As Co-TTEE
                                                                                                                        of Trust
                                                                                                                        with voting
                                                                                                                        & disposi-
                                                                                                                        tive power
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


====================================================================================================================================
                            Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                     (e.g., puts, calls, warrants, options, convertible securities)
====================================================================================================================================
FORM 4 (continued)
                                                                                                          9.        10.
                                                                                                          Number of Owner-
                                                                                                          Deriv-    ship
                2.                                                                                        ative     Form of
                Conver-                           5.                             7.                       Secur-    Deriv-   11.
                sion                              Number of                      Title and Amount         ities     ative    Nature
                or               3A.              Derivative    6.               of Underlying    8.      Bene-     Secur-   of
                Exer-            Deemed  4.       Securities    Date             Securities       Price   ficially  ities    In-
                cise     3.      Execu-  Trans-   Acquired (A)  Exercisable and  (Instr. 3 and 4) of      Owned     Bene-    direct
                Price    Trans-  tion    action   or Disposed   Expiration Date  ---------------- Deriv-  Following ficially Bene-
1.              of       action  Date,   Code     of (D)        (Month/Day/Year)           Amount ative   Reported  Owned at ficial
Title of        Deriv-   Date    if any  (Instr.  (Instr. 3,    ----------------           or     Secur-  Trans-    End of   Owner-
Derivative      ative    (Month/ (Month/ 8)       4 and 5)      Date     Expira-           Number ity     action(s) Month    ship
Security        Secur-   Day/    Day/    ------   ------------  Exer-    tion              of     (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)      ity      Year)   Year)   Code V    (A)   (D)    cisable  Date    Title     Shares 5)      4)        4)       4)
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Employee
Options         $32.8125 9/19/02          X               1,500  **      6/8/04  common     1,500              0     D
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Employee
Options         $23.8750 9/19/02          X               7,000  **      7/25/05 common     7,000              0     D
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

Explanation of Responses:

**Options are for five years. There is no vesting in year one and 25% vesting each year in years 2 through 5.




              /s/ Andrew N. Baur                                  9/19/02
---------------------------------------------            -----------------------
       **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*      If the form is filed by more than one reporting person, see instruction
       4(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.